Hostess Brands, Inc. Announces Fourth Quarter 2018 Financial Results
KANSAS CITY, MO, February 27, 2019 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (“Hostess” or the “Company”), today reported its financial results for the fourth quarter and full year ended December 31, 2018.
Business Highlights for the Quarter1:

•	Net revenue increased $18.6 million, or 9.5%, to $214.8 million, driven by $20.0 million from the recently acquired Cloverhill Business partially offset by slightly lower organic net revenue.

•	Total Company point of sale increased 4.0% and market share was 17.4%, up 44 basis points, primarily from the addition of the Cloverhill Business.

•	Net income was $16.4 million, compared to $189.6 million. Diluted EPS was $0.12 per share, compared to $1.74 per share. The 2017 results benefited from a one-time tax reform gain of $163.1 million.

•	Adjusted EPS was $0.17 per share, flat as compared with the fourth quarter of 2017.

•	Adjusted EBITDA was $51.4 million, or 23.9% of net revenue, in-line with the Company's expectations.

•	Cash and cash equivalents were $146.4 million as of December 31, 2018 with a leverage ratio of 4.5x, both driven by year-to-date operating cash flows of $143.7 million.

A Look Ahead to Full Year 2019:

•
The Company expects continued revenue growth well above the Sweet Baked Goods (“SBG”) category in 2019 driven by innovation from Hostess-branded breakfast and other core products as well as expanded distribution and improved merchandising execution over the course of the year.

•
Full year 2019 adjusted EBITDA guidance is $200 million to $210 million, an increase of 7% to 13% over 2018, primarily driven by revenue growth, the realization of already executed multi-faceted pricing and merchandising programs and achievement of operating efficiencies.

•	The Company expects a leverage ratio of 3.5x to 3.7x at the end of 2019, driven by strong operating cash flows.

“We are pleased with our solid finish to the year. The team executed on our plan to advance our business in a dynamic operating environment. Our achievements have created a strong foundation for Hostess to build on in the future.  We are excited to be celebrating Hostess’ 100-year anniversary and the iconic brand strength we bring to market with our entrepreneurial spirit, energy and enthusiasm. As we move forward into 2019, we are confident that our enhanced capabilities, strategic insights and capital investments will drive future innovation, sustainable growth and increased shareholder value,” commented Andy Callahan, Hostess' President and Chief Executive Officer.

Fourth Quarter 2018
Net revenue was $214.8 million, an increase of 9.5%, or $18.6 million, compared to $196.2 million, driven by $20.0 million from the Cloverhill Business. The Company experienced a slight decline in organic net revenue driven by the mass retail channel, offset by net revenue growth in the dollar, club, small format and grocery channels.
Gross profit was $68.8 million, or 32.0% of net revenue, compared to $80.8 million, or 41.2% of net revenue. Adjusted gross profit was $73.8 million, or 34.3% of net revenue, compared to $80.8 million or 41.2% of net revenue. These declines were primarily attributable to a shift in mix of revenue to include the recently acquired non-Hostess® branded products of the Cloverhill Business, which resulted in lower adjusted gross margin of 390 basis points. Significant capital improvements completed in the fourth quarter of 2018 are expected to increase efficiency and profitability in 2019. Also, higher inflationary pressures including increasing customer allowances resulted in a 320 basis point decrease in adjusted gross margin this quarter. The Company is implementing multi-faceted pricing actions along with bakery efficiency programs to partially offset inflation while maintaining the Company's growth potential.

1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributed to Class A stockholders and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the fourth quarter of 2017. All measures of market performance contained in this press release, including point of sale and market share, include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release refer to the 13-week period ended December 29, 2018 and the prior-year comparable period. The prior-year comparable period excludes the performance of the brands acquired with the Cloverhill Business. Current and prior period market data presented herein reflect a restatement of convenience channel data executed by Nielsen during the quarter. The Cloverhill Business, which the Company purchased in February 2018, includes the Cloverhill® and Big Texas® brands, as well as the breakfast manufacturing assets. The Company's leverage ratio is net debt (total long-term debt less cash) divided by adjusted EBITDA.

Advertising, selling, general and administrative (“SG&A”) expenses were $28.6 million, or 13.3% of net revenue, compared to $25.9 million, or 13.2% of net revenue. The increase was attributable primarily to a forfeiture of stock-based compensation in 2017.
The Company's effective tax rate was 18.2% primarily as a result of the lower federal statutory rate enacted by the legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Reform”). In 2017, the Company recognized an income tax benefit of $98.8 million which includes a benefit of $111.3 million due to Tax Reform. The remaining tax expense of $12.5 million in 2017 represents an effective tax rate of 32.2%.
Net income was $16.4 million compared to $189.6 million. The fourth quarter 2017 net income was impacted by a one-time Tax Reform gain of $163.1 million. Net income attributed to Class A stockholders was $11.8 million, or $0.12 per diluted share, compared to $179.7 million, or $1.74 per diluted share.
Adjusted EPS was $0.17 per diluted share, consistent with the fourth quarter of 2017. Adjusted EBITDA was $51.4 million, or 23.9% of net revenue, compared to $57.8 million, or 29.5% of net revenue. The decrease in adjusted EBITDA was primarily attributable to higher costs and other inflationary pressures. Adjusted EBITDA as a percentage of net revenue is down due to cost pressures as well as unfavorable product mix from the Cloverhill Business which is a strategic growth area for the Company in the future.
Cash from operations for the year ended December 31, 2018 was $143.7 million compared to $163.7 million for the same period last year. The decrease was attributable to lower net income from operations partially offset by lower tax payments and the timing of vendor payments.
Sweet Baked Goods Segment: Net revenue was $203.1 million, an increase of $17.8 million, or 9.6%, compared to $185.3 million driven by the Cloverhill Business as well as a slight decline in organic revenue driven by the mass retail channel, offset by net revenue growth within the dollar, club, small format, and grocery channels.
Gross profit was $66.3 million, or 32.6% of net revenue, compared to $78.4 million, or 42.3% of net revenue. The decline was primarily attributable to the addition of revenue from the Cloverhill Business at negligible margins as well as other inflationary pressures.
In-Store Bakery Segment: Net revenue was $11.7 million, an increase of $0.8 million, or 7.3%, compared to $10.9 million. The increase in net revenue was attributable to increased sales volume. Gross profit was $2.5 million, or 21.3% of net revenue, compared to gross profit of $2.4 million, or 22.4% of net revenue. The decrease in gross margin was primarily attributable to higher transportation costs.
The Company recognized impairment charges of $3.3 million to the goodwill and intangible assets within the In-Store Bakery reporting unit. These charges reflect the impact of the decision to discontinue the Hostess Bake Shop product line as compared to expectations when the In-Store Bakery reporting unit was remeasured during the Hostess business combination. Based on the Company's impairment assessment, the fair value of the In-Store Bakery reporting unit continues to be well in excess of the initial cash purchase price of the Superior on Main business acquired in 2016.
Outlook
The Company expects the following financial results for the full year 2019:

•	Net revenue growth well above the SBG category;

•	Adjusted EBITDA of $200 million to $210 million, an increase of 7% to 13% from 2018;

•	Adjusted EPS of $0.57 to $0.62, an increase of 6% to 15% from 2018;

•
The net expected increase in cash of $90 million to $100 million would result in a leverage ratio of 3.5x to 3.7x at the end of 2019, absent any additional acquisitions or optional debt reductions, compared to 4.5x at December 31, 2018;

•	Cash provided by operations of $150 million to $160 million;

•	Capital expenditures of approximately $30 million to $35 million;

•	Income tax rate of 21% to 22% giving effect to the non-controlling interest.
The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation; including adjustments that could be made for deferred taxes; remeasurement of the Tax Receivable Agreement, changes in allocation to the non-controlling interest, transformation expenses and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.
Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, February 27, 2019 at 4:30 p.m. EDT to discuss the results for the fourth quarter. Investors interested in participating in the live call can dial (877) 270-2148 from the U.S. and (412) 902-6510 internationally. A telephone replay will be available approximately two hours after the call concludes through March 13, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13687132. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess® is the second leading brand by market share within the SBG category. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, Hostess Bakery Petites® and Fruit Pies, in addition to Twinkies® and CupCakes. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.
The Company has two reportable segments: SBG and In-Store Bakery. The SBG segment consists of sweet baked goods, bread and buns and frozen retail products that are sold under the Hostess®, Dolly Madison®, Cloverhill® and Big Texas® brands. The In-Store Bakery segment consists of Superior® products sold through the in-store bakery section of grocery and club stores.
Forward-Looking Statements
This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company's products; the continued ability to produce and successfully market products with extended shelf life; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; the Company's ability to achieve expected synergies and benefits and performance from the Company's strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K for 2018. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors.

The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$146,377	$135,701
Accounts receivable, net	105,679	101,012
Inventories	38,580	34,345
Prepaids and other current assets	8,806	7,970
Total current assets	299,442	279,028
Property and equipment, net	220,349	174,121
Intangible assets, net	1,901,215	1,923,088
Goodwill	575,645	579,446
Other assets, net	14,062	10,592
Total assets	$3,010,713	$2,966,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligation payable within one year	$11,268	$11,268
Tax receivable agreement payments payable within one year	4,400	14,200
Accounts payable	65,288	49,992
Customer trade allowances	42,010	40,511
Accrued expenses and other current liabilities	18,137	11,880
Total current liabilities	141,103	127,851
Long-term debt and capital lease obligation	976,736	987,920
Tax receivable agreement	64,663	110,160
Deferred tax liability	277,954	267,771
Total liabilities	1,460,456	1,493,702

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 100,046,392 and 99,791,245 shares issued and outstanding at December 31, 2018 and 2017, respectively	10	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 30,255,184 and 30,319,564 shares issued and outstanding at December 31, 2018 and 2017, respectively	3	3
Additional paid in capital	925,902	920,723
Accumulated other comprehensive income	2,523	1,318
Retained earnings	271,365	208,279
Stockholders’ equity	1,199,803	1,130,333
Non-controlling interest	350,454	342,240
Total liabilities, stockholders’ equity and non-controlling interest	$3,010,713	$2,966,275

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net revenue	$214,815	$196,221	$850,389	$776,188
Cost of goods sold	146,014	115,428	583,112	449,290
Gross profit	68,801	80,793	267,277	326,898
Operating costs and expenses:
Advertising and marketing	7,697	8,700	35,069	33,004
Selling expense	7,464	7,668	30,071	32,086
General and administrative	13,445	9,528	52,760	52,943
Amortization of customer relationships	6,074	5,994	24,057	23,855
Business combination transaction costs	250	—	297	—
Related party expenses	89	97	362	381
Tax receivable agreement liability remeasurement	(114)	(51,812)	(1,866)	(50,222)
Other operating expenses	3,552	(144)	4,969	859
Total operating costs and expenses	38,457	(19,969)	145,719	92,906
Operating income	30,344	100,762	121,558	233,992
Other expense:
Interest expense, net	10,341	9,517	39,404	39,174
Gain on buyout of tax receivable agreement	—	—	(12,372)	—
Other expense	15	483	146	3,914
Total other expense	10,356	10,000	27,178	43,088
Income before income taxes	19,988	90,762	94,380	190,904
Income tax expense (benefit)	3,636	(98,812)	12,954	(67,204)
Net income	16,352	189,574	81,426	258,108
Less: Net income attributable to the non-controlling interest	4,522	9,888	18,531	34,211
Net income attributable to Class A shareholders/partners	$11,830	$179,686	$62,895	$223,897

Earnings per Class A share:
Basic	$0.12	$1.80	$0.63	$2.26
Diluted	$0.12	$1.74	$0.61	$2.13
Weighted-average shares outstanding:
Basic	100,034,285	99,673,097	99,957,049	99,109,629
Diluted	100,113,695	103,389,524	103,098,394	105,307,293

Results of Operations by Segment	Three Months Ended		Twelve Months Ended
(In thousands)	December 31, 2018	December 31, 2017	December 31, 2018	December31, 2017
Net Revenue
Sweet baked goods	$203,132	$185,330	$808,355	$733,827
In-Store Bakery	11,683	10,891	42,034	42,361
	$214,815	$196,221	$850,389	$776,188
Gross Profit
Sweet baked goods	$66,311	$78,358	$258,995	$316,916
In-Store Bakery	2,489	2,435	8,282	9,982
	$68,800	$80,793	$267,277	$326,898

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Twelve Months Ended
	December 31, 2018	December 31, 2017
Operating activities
Net income	$81,426	$258,108
Depreciation and amortization	41,411	38,170
Impairment of property, goodwill and intangibles	4,717	1,003
Non-cash loss on debt modification	—	1,453
Debt discount (premium) amortization	(1,079)	(925)
Non-cash change in tax receivable agreement	(14,237)	(50,222)
Share-based compensation	5,600	7,413
Loss on sale/abandonment of property and equipment	253	11
Deferred taxes	10,255	(81,270)
Change in operating assets and liabilities:
Accounts receivable	(3,667)	(11,775)
Inventories	3,569	(3,901)
Prepaids and other current assets	(510)	(3,039)
Accounts payable and accrued expenses	14,418	4,839
` Customer trade allowances	1,499	3,820
Net cash provided by operating activities	143,655	163,685

Investing activities
Purchases of property and equipment	(44,585)	(32,913)
Acquisition of business, net of cash	(23,160)	—
Proceeds from sale of assets	639	85
Acquisition and development of software assets	(3,839)	(2,381)
Net cash used in investing activities	(70,945)	(35,209)

Financing activities
Repayments of long-term debt and capital lease obligation	(10,105)	(5,144)
Debt fees	—	(1,066)
Distributions to non-controlling interest	(9,551)	(12,985)
Payment of taxes related to the net issuance of employee stock awards	(1,025)	(436)
Payments on tax receivable agreement	(41,353)	—
Proceeds from the exercise of warrants	—	1
Net cash used in financing activities	(62,034)	(19,630)
Net increase in cash and cash equivalents	10,676	108,846
Cash and cash equivalents at beginning of period	135,701	26,855
Cash and cash equivalents at end of period	$146,377	$135,701

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$37,617	$45,431
Taxes paid	$3,422	$16,617
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$7,858	$1,089

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to Class A Stockholders and adjusted EPS are non-GAAP financial measures commonly used in the Company's industry and should not be construed as an alternative to gross profit, net income or earnings per share as indicators of operating performance or as alternatives to cash provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). These measures may not be comparable to similarly titled measures reported by other companies. The Company has included these measures because it believes the measures provide management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
Adjusted Gross Profit and Adjusted Gross Margin
Gross profit and gross margin are adjusted to exclude certain items that affect comparability. The adjustments are itemized below.You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjusted gross profit and adjusted gross margin, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of adjusted gross profit and adjusted gross margin should not be construed as an inference that future results will be unaffected by unusual or recurring items.
Adjusted EBITDA
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and

•	does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.
Adjusted EPS
Net income attributed to Class A stockholders is adjusted to exclude certain items that affect comparability, then divided by weighted average diluted Class A shares outstanding to determine adjusted EPS. The adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EPS, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of adjusted EPS should not be construed as an inference that future results will be unaffected by unusual or recurring items.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except shares and per share data)

		Three Months Ended		Twelve Months Ended
		December 31, 2018	December 31, 2017	December 31, 2018		December 31, 2017
Reconciliation of Adjusted Gross Profit
Gross profit		$68,801	$80,793	$267,277		$326,898
Non-GAAP adjustments:
Acquisition and integration costs		4,761	—	10,137		—
Special employee incentive compensation		199	—	1,965		—
Adjusted gross profit		$73,761	$80,793	$279,379		$326,898

Adjusted gross margin		34.3%	41.2%	32.9%		42.1%

Reconciliation of Adjusted EBITDA
Net income		$16,352	$189,574	$81,426		$258,108
Non-GAAP adjustments:
Income tax provision		3,636	(98,812)	12,954		(67,204)
Interest expense, net		10,341	9,517	39,404		39,174
Depreciation and amortization		10,041	9,594	41,411		38,170
Share-based compensation		1,363	(576)	5,600	—	7,413
Tax Receivable Agreement remeasurement and gain on buyout		(113)	(51,812)	(14,237)		(50,222)
Impairment of property and equipment, intangible assets and goodwill		3,300	—	4,717		1,003
Special employee incentive compensation		1,169	—	3,444		—
Acquisition and integration costs		5,058	—	10,434		—
Loss (gain) on debt modification		—	432	—		2,554
Loss (gain) on sale/abandonment of property and equipment and bakery shutdown costs (recoveries)		253	(144)	253		(144)
Other	i	10	51	770		1,360
Adjusted EBITDA		$51,410	$57,824	$186,176		$230,212

Reconciliation of Adjusted EPS
Net income (loss) attributed to Class A stockholders		$11,830	$179,686	$62,895		$223,897
Non-GAAP adjustments:
Tax Receivable Agreement remeasurement and gain on buyout		(113)	(51,812)	(14,237)		(50,222)
Remeasurement of deferred taxes		(380)	(110,399)	(5,375)		(108,621)
Impairment of property and equipment, intangible assets and goodwill		3,300	—	4,717		1,003
Special employee incentive compensation		1,169	—	3,444		—
Acquisition and integration costs		5,058	—	10,434		—
Loss (gain) on debt modification		—	432	—		2,554
Loss (gain) on sale/abandonment of property and equipment and bakery shutdown costs (recoveries)		253	(144)	253		(144)
Tax impact of adjustments		(2,194)	(92)	(2,027)		(717)
Non-controlling interest allocation of adjustments		(2,235)	(123)	(4,343)		(1,077)
Adjusted Net income attributed to Class A stockholders		$16,688	$17,548	$55,761		$66,673
Weighted average Class A shares outstanding-diluted		100,113,695	103,389,524	103,098,394		105,307,293
Adjusted EPS		$0.17	$0.17	$0.54		$0.63
i. For the three months and year ended December 31, 2018, other expenses included transaction and other non-operating professional fees. For the three months and year ended December 31, 2017, other expense primarily included professional fees incurred related to the secondary public offering of common stock and the registration of certain privately held warrants offset by a gain recognized related to the modification of long-term debt.